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                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 Date of Report
                        (date of earliest event reported)
                                  July 19, 2001


                           NORTEL NETWORKS CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)






          CANADA                       001-07260                not applicable
----------------------------      -------------------        -------------------
(State or other jurisdiction         (Commission                (IRS Employer
      of incorporation)              File Number)            Identification No.)





8200 Dixie Road, Suite 100, Brampton, Ontario, Canada                   L6T 5P6
-----------------------------------------------------                 ----------
    (address of principal executive offices)                          (Zip code)



Registrant's telephone number, including area code (905) 863-0000.


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ITEM 5.         OTHER EVENTS

On July 19, 2001, the Registrant released its financial results for the second quarter of 2001.

The Registrant stated that revenues from continuing operations were US$4.61 billion for the second quarter of 2001 compared to US$7.21 billion in the same period in 2000. Pro forma net loss from continuing operations(a) for the second quarter of 2001 was US$1.55 billion, or US$0.48 per common share, compared to pro forma net earnings of US$637 million, or US$0.21 per common share on a diluted basis, for the same period in 2000.

During the second quarter of 2001, the Registrant continued to execute programs to reduce its cost structure and streamline operations. Specifically, the Registrant announced its decision to discontinue its access solutions operations and exit or sell its ownership interest in the various access solutions businesses over the next 12 months. In the quarter, US$2.8 billion (after tax) was recorded related to the net loss for the quarter and the charge for the disposition of the discontinued access solutions operations. The Registrant also recorded a US$833 million (after tax) charge for restructuring associated with workforce reductions and facilities closures related to business streamlining activities in the quarter. Of the previously announced net aggregate reduction of approximately 30,000 positions, the Registrant has completed the process to reduce approximately 23,000 positions to date. The remaining net reduction of approximately 7,000 positions is expected to be completed over the next eight weeks. The benefits from these programs are expected to result in estimated cost savings of approximately US$1 billion (pre-tax) per quarter (up from its previous estimate of approximately US$875 million (pre-tax) per quarter). The Registrant expects to substantially realize that level of savings exiting 2001.

Also in the quarter, in light of the adjustment of technology valuations and current business outlook, the Registrant took a US$12.3 billion (after tax) charge for the write down of intangible assets, primarily goodwill related to certain acquisitions. Including the net loss from discontinued access solutions operations, Acquisition Related Costs(a), stock option compensation from acquisitions and divestitures, one-time gains and charges, and the intangible assets write down, the Registrant recorded a net loss applicable to common shares in the second quarter of 2001 of US$19.43 billion, or US$6.08 per common share.

The Registrant also stated that cash outflow from operations was approximately US$500 million for the quarter, which was significantly better than expectations. The Registrant's funded customer financing portfolio is essentially unchanged in the quarter and the Registrant significantly reduced its unfunded commitments. In the quarter, the Registrant obtained an additional US$2 billion in bank credit facilities, which, combined with available financing commitments and current cash balances, provide the Registrant in excess of US$5 billion in sources of available liquidity.

The Registrant stated that challenging industry dynamics are expected to continue and it does not expect meaningful growth in spending to occur before the second half of 2002. As a result, the Registrant's visibility continues to be limited for the near term and the Registrant did not provide guidance for the third quarter or full year.

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Certain information included herein is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the impact of price and product competition; the dependence on new product development; the impact of rapid technological and market change; the ability to make acquisitions and/or integrate the operations and technologies of acquired businesses in an effective manner; general industry and market conditions and growth rates; international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of consolidations in the telecommunications industry, the uncertainties of the Internet; the ability to recruit and retain qualified employees; the ability to obtain timely, adequate and reasonably priced component parts from suppliers and internal manufacturing capacity; the impact of the credit risks of our customers; the entrance into an increased number of supply, turnkey, and outsourcing contracts which contain delivery, installation, and performance provisions, which, if not met, could result in having to pay substantial penalties or liquidated damages; the impact of increased provision of customer financing and commitments; potentially higher costs actually incurred in connection with restructuring actions compared to the estimated costs of such actions; and the inherent uncertainties underlying the estimates and assumptions used in calculating asset valuations. For additional information with respect to certain of these and other factors, see the reports filed by the Registrant with the United States Securities and Exchange Commission. The Registrant disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(a) Pro forma net earnings/loss from continuing operations is defined as reported net loss from continuing operations before "Acquisition Related Costs" (in-process research and development expense and the amortization of acquired technology and goodwill from all acquisitions subsequent to July
     1998), stock option compensation from acquisitions and divestitures, and one-time gains and charges.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                                NORTEL NETWORKS CORPORATION


                                                By: /s/ DEBORAH J. NOBLE
                                                    ----------------------------
                                                    Deborah J. Noble
                                                    Corporate Secretary



                                                By: /s/ BLAIR F. MORRISON
                                                    ----------------------------
                                                    Blair F. Morrison
                                                    Assistant Secretary


Dated:  July 23, 2001


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